Exhibit 99.1

Case Financial Enters Into $4 Million Exploration Agreement With Trio Gold Corp

CARLSBAD, CA--(Marketwire - June 3, 2008) - Case Financial Inc. (OTCBB: CSEF) today announced it has signed an exploration agreement with Trio Gold Corp, traded on the TSX-Venture exchange under the symbol TGK, based in Alberta, Canada, to explore 29 gold claims covering 547 acres (the Rodeo Creek property) located at the north end of the Carlin Trend in Elko County, Nevada.

Under the terms of the agreement, Case Financial, Inc. is to provide $4,000,000 in funding over the next three years to explore the 29 claims and to issue 1,000,000 shares of its common stock to Trio Gold Corp during the same time period, to earn a 70 percent undivided interest in these claims.

According to Case Financial, Inc. CEO Michael Schaffer "The Carlin Trend is the most prolific gold area in North America and hosts as many as 30 gold producing mines and development projects, on which over 100 million ounces of gold production and inventory have been identified, including world class deposits such as Newmont Mining's Carlin mine and Barrick Gold's Meikle mine."

The Rodeo Creek property is located one mile northwest of Barrick Gold's Storm deposit, and three miles northwest of Centerra Gold's Ren property and exhibits geological and alteration features common to all deposits on the Carlin Trend. Case Financial, Inc. and Trio Gold Corp intend to commence drilling later this year with five geochemically anomalous target areas having already been identified for exploration.


This news release includes certain "forward looking statements" (including within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934). Without limitation, statements regarding potential mineralization and resources, exploration results, and future plans and objectives of the Company are forward looking statements that involve various degrees of risk. The following are important factors that could cause the Company's actual results to differ materially from those expressed or implied by such forward looking statements: changes in the worldwide price of mineral commodities, general market conditions, risks inherent in mineral exploration, risks associated with development, construction and mining operations, the uncertainty of future profitability and the uncertainty of access to additional capital.
Contact:

Michael Schaffer
C.E.O., Case Financial, Inc.
760-804-1449